Exhibit 10.9

TRADEMARK LICENSE AGREEMENT

between

PIERRE FABRE MEDICAMENT S.A.

and

NOVACEA, Inc.

Dated

July 19, 2005

TABLE OF CONTENTS

Article 1 – DEFINITIONS		1

Article 2 – TRADEMARK LICENSE		1

2.1.	License Grant by PIERRE FABRE TO NOVACEA.	1
2.2.	Alternative Trademark.	2
2.3.	Trademark Ownership, Trade Names and Logos.	3
2.4.	Right to Sublicense.	3
2.5.	Reasonable Assistance.	4
2.6.	Goodwill.	4
2.7.	Effectiveness of License.	4

Article 3 – MAINTENANCE OF THE TRADEMARK		4

3.1.	Registration of the Trademark.	4
3.2.	Rights as Between Parties.	4
3.3.	Infringement.	4

Article 4 – QUALITY CONTROL		6

4.1.	Quality Standards.	6
4.2.	Inspections by PIERRE FABRE.	6
4.3.	Licensed Product Specimens.	6

Article 5 – EARNED ROYALTIES – PAYMENTS		6

5.1.	Earned Royalties.	6
5.2.	Royalty Due Dates.	7
5.3.	Reports.	7
5.4.	Royalty Payments.	8
5.5.	Accrual of Royalties.	8
5.6.	Third Party Royalties.	8
5.7.	Records and Audits.	9
5.8.	Language of Reports.	10
5.9.	Confidentiality of Reports.	10
5.10.	Withholding Taxes.	10

Article 6 – PHARMACOVIGILANCE		10

Article 7 – CONFIDENTIALITY		10

Article 8 – ASSIGNMENT OF AGREEMENT		10

8.1.	General.	10
8.2.	Assignment by Pierre Fabre.	11
8.3.	Assignment by Novacea.	11

i

8.4.	Definition.	12
8.5.	Consequences of Assignment.	12

Article 9 – TERM AND TERMINATION		12

9.1.	Term – Renewal.	12
9.2.	Termination for Cause.	12
9.3.	Consequences of Termination – Surviving Obligations.	14
9.4.	Exercise of Right to Terminate – Damages.	15

Article 10 – REPRESENTATIONS – WARRANTIES AND COVENANTS		15

10.1.	Representations and Warranties of Pierre Fabre.	15
10.2.	Representations and Warranties of Novacea.	16
10.3.	Limitations.	16
10.4.	Disclaimer.	17

Article 11 – INDEMNIFICATION		17

Article 12 – NOTICES		17

Article 13 – APPLICABLE LAW – ARBITRATION		18

13.1.	Applicable Law.	18
13.2.	Dispute Resolution.	18
13.3.	Arbitration; Jurisdiction.	19
13.4.	Injunctive Relief.	19

Article 14 – MISCELLANEOUS		19

14.1.	Entire Agreement; Modification; Counterparts.	19
14.2.	Relationship Between the Parties.	20
14.3.	Non-Waiver.	20
14.4.	No Third Party Beneficiaries.	20
14.5.	Successors and Assigns.	20
14.6.	Severability.	20
14.7.	Force Majeure.	21
14.8.	Interpretations.	21
14.9.	Expenses.	22

Article 15 – ELECTION OF DOMICILE		22

ii

SCHEDULES

Schedule 1.	Definitions	—

Schedule 5.3.	Format for Trademark Royalty Report	—

Schedule 10.1.5.	Trademark Filings/Registrations	—

iii

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (the “Agreement”) is executed on July 19, 2005 (the “Effective Date”) by and between PIERRE FABRE MEDICAMENT S.A., a corporation organized under the laws of France with headquarters at 45, place Abel-Gance, 92100 BOULOGNE, FRANCE (“PIERRE FABRE”), and NOVACEA, INC., a Delaware corporation with a principal place of business at 601 Gateway Boulevard, Suite 800, SOUTH SAN FRANCISCO, California 94080, U.S.A. (“NOVACEA”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, PIERRE FABRE and NOVACEA are entering into a Patent and Know-How License Agreement and a Supply Agreement with respect to the development, marketing and sale of a Vinca Alkaloid derivative known as “VINORELBINE” (INN), formulated in softgel capsules and already registered, marketed and sold by PIERRE FABRE or its Affiliates in various countries, and

WHEREAS, in connection with the rights and licenses granted to NOVACEA under such Patent and Know-How License Agreement, PIERRE FABRE agrees to further grant to NOVACEA a license to use the Trademark [*], including if necessary or desirable, an alternative trademark that would also be owned by PIERRE FABRE, to market and sell the Licensed Product in the NOVACEA Territory.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1 – DEFINITIONS

For purposes of this Agreement, the capitalized terms not defined herein shall have the meanings set forth in Schedule 1 attached hereto and incorporated herein by reference.

ARTICLE 2 – TRADEMARK LICENSE

2.1.	License Grant by PIERRE FABRE to NOVACEA.

2.1.1. License Grant by PIERRE FABRE to NOVACEA. PIERRE FABRE hereby grants to NOVACEA, and NOVACEA accepts, an exclusive right and license to identify the Licensed Product by means of the Trademark in the NOVACEA Territory and to promote, market and sell such Licensed Product in the NOVACEA Territory under the Trademark (the “Trademark License”).

2.1.2. Obligation to use Trademark. During the Royalty Term of this Agreement, NOVACEA agrees to use the Trademark in each country of the NOVACEA Territory to identify, promote, market and sell the Licensed Product. No later than twelve (12) months prior to the end of the Royalty Term, NOVACEA shall notify PIERRE FABRE in writing of its decision whether

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or not to continue using the Trademark after expiration of the Royalty Term. If NOVACEA decides to use the Trademark after expiration of the Royalty Term, this Agreement shall remain in effect and NOVACEA shall continue to use the Trademark until it otherwise notifies PIERRE FABRE pursuant to Section 9.1. If NOVACEA decides not to use the Trademark after expiration of the Royalty Term, NOVACEA’s right to use the Trademark shall be of no further force and effect after expiration of the Royalty Term. If NOVACEA fails to deliver timely notice pursuant to this Section 2.1.2, it shall be deemed to have elected to continue to use the Trademark after the expiration of the Royalty Term.

2.1.3. Use of Substitute Trademark after End of Royalty Term. If NOVACEA elects not to use the Trademark after expiration of the Royalty Term, NOVACEA may adopt a substitute trademark for use on the Licensed Product after expiration of the Royalty Term (the “Substitute Trademark”). All right, title and interest in and to any such Substitute Trademark shall belong to NOVACEA and said Substitute Trademark shall not be regarded as a Trademark within the scope of this Agreement. PIERRE FABRE shall provide all reasonably requested assistance to NOVACEA in the transition from use of the Trademark to use of NOVACEA’s Substitute Trademark and NOVACEA shall reimburse PIERRE FABRE for all reasonable out-of-pocket expenses incurred in connection with such assistance.

2.1.4. Restriction on PIERRE FABRE use of Substitute Trademark. Recognizing that the goodwill in any Substitute Trademark will be the result of efforts by NOVACEA, PIERRE FABRE agrees not to use such Substitute Trademark, or any trademark confusingly similar thereto, on any product or service.

2.2.	Alternative Trademark.

2.2.1. Choice of Alternative Trademark. If within one hundred and eighty (180) days after the Effective Date, NOVACEA determines that [*] should not be used to identify the Licensed Product and that an alternative trademark is preferable, then NOVACEA shall have the right to propose an alternative trademark to PIERRE FABRE (for PIERRE FABRE’S approval, not to be unreasonably withheld if such alternative trademark is consistent with the Global Commercialization Strategy) for identifying, promoting, marketing and selling the Licensed Product in the NOVACEA Territory (the “Alternative Trademark”). NOVACEA will undertake the obligation and expense of conducting a comprehensive trademark search of any Alternative Trademark for use in each country in the NOVACEA Territory, and PIERRE FABRE will undertake the obligation and expense of filing applications to register said Alternative Trademark in each such country. When (i) the Alternative Trademark is approved by the Parties, (ii) trademark applications for the Alternative Trademark have proceeded to the stage where they are no longer subject to opposition in the United States and Canada, and (iii) such Alternative Trademark receives regulatory approval, then all terms and conditions of this Agreement shall apply, mutatis mutandis, to the use and registration of such Alternative Trademark and, thereafter the term “Trademark” shall include such Alternative Trademark. In the event that an Alternative Trademark approved by the Parties is not registrable in the United States or Canada, NOVACEA may propose another Alternative Trademark and the provisions of this Section 2.2 shall be applicable thereto.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.2.2. Use of Alternative Trademark by PIERRE FABRE. PIERRE FABRE shall have the right to use any Alternative Trademark chosen by NOVACEA pursuant to Section 2.2.1 (i) in the PIERRE FABRE Territory during and after the Royalty Term and (ii) in each country of the NOVACEA Territory with respect to which Termination (as defined in Section 9.3 below) has occurred.

2.3.	Trademark Ownership, Trade Names and Logos.

2.3.1. Trademark Ownership. NOVACEA agrees to accurately reflect PIERRE FABRE’s identity as manufacturer and licensor of the Licensed Product and owner of the Trademark on packaging, package inserts, Licensed Product literature, promotional materials and advertising literature in accordance with applicable Legal Requirements.

2.3.2. PIERRE FABRE Trade Names and Logos. So long as NOVACEA uses the Trademark in the NOVACEA Territory, PIERRE FABRE hereby grants to NOVACEA a limited non-exclusive right to the use in the NOVACEA Territory of certain of its trade names and logos to be specifically selected by the JCC in connection with the development and commercialization activities provided for in the Patent and Know-How License Agreement subject to the applicable terms of this Agreement and any of the Related Agreements. Except as provided above in this Section 2.3.2, NOVACEA’s rights and obligations with respect to the use of such names and logos shall be subject to the same terms as its use of the Trademark under this Agreement.

2.3.3. NOVACEA Trade Name and Logo. NOVACEA shall have the right to adopt and use, in its labeling and advertising for the Licensed Product, its own trade name and/or logo. Each Party shall retain all right, title and interest in and to its respective trade names and logos.

2.4.	Right to Sublicense.

2.4.1. NOVACEA Right to Sublicense Affiliates. NOVACEA shall have the right to grant sublicenses to its Affiliates under the Trademark License in the NOVACEA Territory without any PIERRE FABRE consent required.

2.4.2. Sublicense to Third Parties. NOVACEA shall have the right to grant sublicenses under the Trademark License to Third Parties in Canada in conjunction with any sublicense of those NOVACEA Licenses granted to it by PIERRE FABRE under the Softgel Patents and the PIERRE FABRE Know-How to use and sell a Licensed Product containing such Trademark in Canada, where the sublicense of such NOVACEA Licenses is permitted pursuant to the terms and conditions of Section 2.4.2 of the Patent and Know-How License Agreement.

2.4.3. Responsibilities of NOVACEA. NOVACEA shall be responsible for performing all of its obligations set forth in this Agreement, without regard to whether it has granted any sublicense under this Section 2.4. Without limitation of the foregoing in this Section 2.4, NOVACEA shall be responsible for reporting to PIERRE FABRE the sales of Licensed Product by any sublicensee or designee and paying the Trademark Royalties on Net Sales as set forth in Section 5.1, in each case as though such sales were made by NOVACEA itself. NOVACEA shall have no right to grant sublicenses to Third Parties in the USA under the Trademark License without the prior written consent of PIERRE FABRE, which may be given or withheld in its sole discretion.

2.5.	Reasonable Assistance.

NOVACEA will, upon request, supply PIERRE FABRE or its authorized representative with any information as to its use of the Trademark which PIERRE FABRE may reasonably require and will render any assistance reasonably required by PIERRE FABRE in securing and maintaining the registration(s) of the Trademark in the NOVACEA Territory.

2.6. Goodwill.

Any accretion of goodwill derived by NOVACEA, its Affiliates or permitted sublicensees from the use of the Trademark in combination with or apart from PIERRE FABRE’s trade names and logos shall accrue to PIERRE FABRE and PIERRE FABRE may call for a confirmatory assignment thereof.

2.7.	Effectiveness of License.

Notwithstanding anything to the contrary set forth in this Article 2, the grant to NOVACEA of the license and rights contemplated in this Agreement, shall be of no force and effect until the Effective Date.

Article 3 – MAINTENANCE OF THE TRADEMARK

3.1.	Registration of the Trademark.

PIERRE FABRE shall, at its own cost and expense, file in the NOVACEA Territory and endeavor in good faith to obtain the registration of the Trademark in the NOVACEA Territory and, when registered, thereafter shall maintain the applicable Trademark in the NOVACEA Territory at its own expense for the Royalty Term of this Agreement and thereafter as long as NOVACEA uses the Trademark in conjunction with the Licensed Product in the NOVACEA Territory.

3.2.	Rights as Between Parties.

NOVACEA acknowledges, as between the Parties, the exclusive right, title and interest of PIERRE FABRE in and to (i) the Trademark including any Alternative Trademark proposed to be used as provided in Section 2.2 hereof and (ii) certain trade names and logos of PIERRE FABRE as contemplated by Section 2.3.2 hereof; and NOVACEA will not do or cause to be done any act or thing contesting or, in any way, impairing or tending to impair any part of said right, title and interest for the duration of this Agreement and after its expiration. NOVACEA will not make any representations or do any act which may be taken to indicate that it has any right, title or interest in or to the ownership or use of the Trademark except under the terms of this Agreement and acknowledges that nothing contained in this Agreement shall give NOVACEA any right, title or interest in or to the Trademark save as granted hereby.

3.3.	Infringement.

3.3.1. Infringement by Third Parties. PIERRE FABRE and NOVACEA shall promptly notify the other in writing of any actual or threatened infringement by a Third Party or any challenge by a Third Party to the validity of the Trademark, or to PIERRE FABRE’S ownership thereof or to NOVACEA’s, its Affiliate’s or its permitted sublicensees’ right to use the Trademark. Both Parties shall use their Diligent Efforts in cooperating with each other to terminate or avert such infringement or to resolve such challenge without litigation. PIERRE FABRE shall have the sole right to bring and control any action or proceeding with respect to infringement of the Trademark at its own expense and by counsel of its own choice. NOVACEA shall cooperate fully with PIERRE FABRE and all reasonable out-of-pocket expenses, including attorneys’ fees, incurred by NOVACEA shall be reimbursed by PIERRE FABRE. If PIERRE FABRE fails to bring an action or proceeding within (a) sixty (60) days following the notification of actual or threatened infringement or (b) ten (10) business days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions or proceedings, whichever comes first, NOVACEA shall have the right to bring and control any such action or proceeding at its own expense and by counsel of its own choice. In any such action or proceeding brought by NOVACEA, PIERRE FABRE shall have the right, at its own expense, to join and be represented by counsel of its own choice; if PIERRE FABRE does not desire to join in such action or proceeding but joinder is required in order to maintain the action or proceeding, PIERRE FABRE shall join and be reimbursed for reasonable out-of-pocket expenses. Neither Party shall have the right to settle any infringement litigation under this Section 3.3.1 relating to the Trademark without the prior written consent of the other Party. Except as otherwise agreed to by the Parties as part of a cost sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of PIERRE FABRE and NOVACEA, shall be divided evenly by the Parties to the extent the recovery relates to the NOVACEA Territory and shall be retained solely by PIERRE FABRE to the extent recovery relates to the PIERRE FABRE Territory.

3.3.2. Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation made by a Third Party that the activity of either of the Parties pursuant to this Agreement, including without limitation use of the Trademark by NOVACEA, infringes or may infringe the intellectual property rights of such Third Party in the NOVACEA Territory. PIERRE FABRE shall initially have the sole right to control the defense to any such allegation, at its own expense and by counsel of its own choice, and NOVACEA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If PIERRE FABRE fails to proceed in a timely fashion with regard to such defense, NOVACEA shall have the right to control the defense of such allegation at its own expense and by counsel of its own choice; PIERRE FABRE shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither Party shall have the right to settle any trademark infringement litigation under this Section 3.3.2 relating to the use of the Trademark in the NOVACEA Territory without the prior written consent of such other Party. Subject to Section 5.6, PIERRE FABRE will indemnify, defend, and hold NOVACEA, its Affiliates and permitted sublicensees harmless from and against any and all liabilities, damages, losses, costs or expenses, including reasonable attorneys’ fees and other reasonable out-of-pocket expenses incurred in connection with such litigation or with dispute resolution (each, a “Liability”), to which any of them may become subject in connection with a claim, demand, suit or proceeding (“Action”) for trademark infringement arising out of the use by NOVACEA in the NOVACEA Territory of the [*] Trademark in accordance with this Agreement, provided that NOVACEA gives prompt notice to

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

PIERRE FABRE of any such Action and provides good faith cooperation in the defense of such Action. With respect to a Trademark other than [*], the provisions of the foregoing sentence are applicable, except that reimbursement to NOVACEA for Liabilities shall be fifty percent (50%).

ARTICLE 4 – QUALITY CONTROL

4.1.	Quality Standards.

The nature and quality of the Licensed Product identified, promoted, marketed or sold by NOVACEA, its Affiliates and permitted sublicensees, on which the Trademark appears shall conform to quality standards and Licensed Product Specifications for packaging and quality control of the Licensed Product approved by the Regulatory Authorities of the NOVACEA Territory.

4.2.	Inspections by PIERRE FABRE.

During the Royalty Term and thereafter, NOVACEA agrees to cooperate with PIERRE FABRE to enable PIERRE FABRE to control the nature and quality of the Licensed Product and the manner of use of the Trademark so that PIERRE FABRE may verify that the use of the Trademark is consistent with the agreed quality standards and Licensed Product Specifications. All facilities of NOVACEA, its Affiliates and permitted sublicensees used in the manufacture, packaging and storage of Licensed Product shall be open for inspection by representatives of PIERRE FABRE on reasonable notice during normal business hours.

4.3.	Licensed Product Specimens.

To the extent NOVACEA or its subcontractor(s) manufactures and/or packages the Licensed Product, then, from time to time upon request from PIERRE FABRE, NOVACEA shall submit to PIERRE FABRE regular licensed production specimens of the Licensed Product to be sold by NOVACEA, its Affiliates and/or its permitted sublicensees under this Agreement.

ARTICLE 5 – EARNED ROYALTIES – PAYMENTS

5.1.	Earned Royalties.

5.1.1. Royalty Rate. In consideration of the right and license hereby granted, and subject to the terms of this Agreement, NOVACEA shall pay PIERRE FABRE a royalty (“Trademark Royalty”) at the rate of [*] percent ([*]%) on the Net Sales of the Licensed Product made by NOVACEA, its Affiliates and its permitted sublicensees in each country of the NOVACEA Territory subject to Section 5.1.2. Such Trademark Royalty shall accrue starting on the Date of Launch of the Licensed Product in each country of the NOVACEA Territory for the Royalty Term of this Agreement and thereafter, so long as NOVACEA, its Affiliates and/or permitted sublicensees continue to use the Trademark to promote, market and sell a Licensed Product under the Trademark in the NOVACEA Territory pursuant to Section 2.1.2 hereof.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.1.2. Generic Competition and Competing Products

(a)	The Parties acknowledge that the sale by NOVACEA of Licensed Product during the Royalty Term may be affected by competition from Third Parties that, for whatever reason, have chosen to compete notwithstanding the PIERRE FABRE Patents. In the event that there are lawful sales of a Generic Product in any Quarter during the Royalty Term, the Trademark Royalty applicable to Net Sales during such Quarter shall be indicated by W in the [*], in which “W” is the applicable percentage, “Y” is 1.0 and “Z” is the percentage points of Market Share (calculated as provided in Section 11.3.1 of the Patent and Know-How License Agreement), rounded to the nearest whole percentage point, captured by such Generic Product during such Quarter; provided, however, that in no event shall the applicable Trademark Royalty be less than [*] percent ([*]%). (As an example of how the applicable percentage W is calculated, assume that a Generic Product captures a Market Share of [*]%. The term (Y-Z) in the formula will be [*]. The applicable percentage of Net Sales payable to PIERRE FABRE will be [*] or [*] percent ([*]%).

(b)	With respect to sales of a Competing Product other than lawful sales of a Generic Product, when such Competing Product captures a Market Share in excess of [*] percent ([*]%) for any Quarter in a country of the NOVACEA Territory, the applicable Trademark Royalty for made in such country shall be reduced to [*] percent ([*]%).

5.2.	Royalty Due Dates.

Commencing with the first Date of Launch of the Licensed Product in a first country of the NOVACEA Territory, Trademark Royalty payments accrued as of the end of each Commercial Half Year, as herein provided, shall be paid by NOVACEA to PIERRE FABRE within sixty (60) days after the end of each Commercial Half Year (i.e., payment is due on or about the last day of each February and August following the first Date of Launch). In the event NOVACEA fails to pay any accrued Trademark Royalty within sixty (60) days after the end of each Commercial Half Year, PIERRE FABRE may charge a monthly late payment fee equal to [*] percent ([*]%).

5.3.	Reports.

5.3.1. Content of Report. Each Trademark Royalty payment shall be accompanied by a written report, showing (a) the Net Sales of each dosage form of the Licensed Product on which the Trademark is used that is sold by NOVACEA, its Affiliates and its permitted sublicensees and the level of inventory (in units) in each country of the NOVACEA Territory during the reporting period; (b) the Trademark Royalties, payable in Dollars, which shall have accrued hereunder in respect of such Net Sales; (c) withholding taxes, if any, required by Legal Requirements to be deducted in respect of such Net Sales; and (d) the exchange rates used in determining the amount of Dollars. With respect to sales of a Licensed Product invoiced in

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Dollars, the Net Sales and Trademark Royalty payable shall be expressed in Dollars. With respect to sales of a Licensed Product invoiced in a currency other than Dollars, the Net Sales and Trademark Royalty payable hereunder shall be expressed in the domestic currency of the party making the sale together with the Dollar equivalent of the Trademark Royalty payable, calculated using the simple average of the exchange rates published in the Wall Street Journal on the last day of each month of the Commercial Year. NOVACEA, shall, upon written request, furnish to PIERRE FABRE appropriate evidence of payment of any tax or other amount deducted from any Trademark Royalty payment. In case no Trademark Royalty is due for any Trademark Royalty period hereunder, NOVACEA shall so report. A sample of a Trademark Royalty report (without any withholding taxes) required to be delivered by NOVACEA pursuant to this Section 5.3 is attached as Schedule 5.3 hereto.

5.3.2. Annual Summary. In addition, unless otherwise provided pursuant to the Patent and Know-How License Agreement, within sixty (60) days of the end of each Commercial Year, NOVACEA shall provide to PIERRE FABRE a written report, summarizing the gross sales and Net Sales of each dosage form of the Licensed Product sold by NOVACEA, its Affiliates and permitted sublicensees in all countries of the NOVACEA Territory during such Commercial Year.

5.4.	Royalty Payments.

Except as provided in this Section 5.4, Trademark Royalties shall be payable in Dollars and shall be paid by NOVACEA on its account and on account of its Affiliates and permitted sublicensees by wire transfer to PIERRE FABRE’S bank account opened at SOCIETE GENERALE in France or at such other financial institution as PIERRE FABRE may designate in writing from time to time, the specific wiring instructions with respect to which shall be provided by PIERRE FABRE to NOVACEA from time to time. If at any time legal restrictions prevent the prompt remittance of part or all Trademark Royalties with respect to any country of the NOVACEA Territory where the Licensed Product is sold, NOVACEA shall have the right and option to make such payments by depositing the amount thereof in local currency to PIERRE FABRE’s account in a bank or other depository in such country.

5.5.	Accrual of Royalties.

No Trademark Royalty shall be payable on a Licensed Product used in the NOVACEA Territory for development purposes, meaning use of Finished Product by NOVACEA (i) in Phase 1, 2 and 3 Clinical Trials, (ii) in Phase 4 Clinical Trials to be conducted by NOVACEA in the NOVACEA Territory upon Regulatory Authorities’ request and (iii) to obtain Compendia Listings; provided, however, that in all cases, Finished Product is supplied by NOVACEA free of charge to the investigators. No Trademark Royalty shall be payable on sales among NOVACEA, its Affiliates and its permitted sublicensees, but Trademark Royalty shall be payable on subsequent sales by NOVACEA, its Affiliates and its sublicensees to a Third Party.

5.6.	Third Party Royalties.

If, based on the written advice of reputable, independent outside counsel selected by the Parties, copies of which shall be promptly provided to the Parties, NOVACEA shall deem it necessary in respect of sales of the Licensed Product to obtain a license from any Third Party in order for NOVACEA, its Affiliates or its permitted sublicensees to exercise their rights pursuant to Section 2.1.1 of this Agreement, and (i) the Licensed Product is being commercialized under the [*] Trademark, PIERRE FABRE shall bear the full cost of any license fees, milestones, royalties or similar amounts (“License Payments”) payable to such Third Party to the extent such License Payments are allocable to the sale and use of a Licensed Product in the NOVACEA Territory, or (ii) the Licensed Product is not being commercialized under the [*] Trademark, each Party shall bear [*] percent ([*]%) of any License Payments payable to such Third Party to the extent any such License Payments are allocable to the sale and use of a Licensed Product in the NOVACEA Territory; provided, however, that in no event shall PIERRE FABRE pay an aggregate amount of License Payments that at any time exceeds the aggregate Trademark Royalty paid to PIERRE FABRE from and after the effective date of any such license with a Third Party with respect to Net Sales in the country(ies) that are the subject of the Third Party’s allegations. NOVACEA may credit its share of its obligation under clause (ii) above against any Trademark Royalty due to PIERRE FABRE with respect to the Licensed Product (and shall so reflect any such credit in the next report to be delivered pursuant to Section 5.3 hereof).

5.7.	Records and Audits.

With respect to each Commercial Year, NOVACEA shall keep complete and accurate records of all sales of Licensed Product for at least sixty (60) months after such Commercial Year, provided, however that, in the event of any claim by PIERRE FABRE asserted against NOVACEA during the sixty (60) month period, then NOVACEA shall preserve all relevant records until the resolution of the claim. Upon the expiration of sixty (60) months following the end of any Commercial Year, the calculation of Trademark Royalties payable with respect thereto shall be binding and conclusive on PIERRE FABRE and NOVACEA, its Affiliates and its permitted sublicensees shall be released from any liability or accountability with respect to Trademark Royalties for such Commercial Year. PIERRE FABRE shall have the right to cause an independent, certified public accountant reasonably acceptable to NOVACEA (and who has executed an appropriate confidentiality agreement reasonably acceptable to NOVACEA that requires the auditor to keep any information learned by it confidential except as needed to report its audit conclusions to PIERRE FABRE) to audit relevant records to confirm Net Sales and Trademark Royalty payments due hereunder for a period covering not more than the preceding sixty (60) months. Such audits may be exercised during normal business hours upon reasonable prior written notice to NOVACEA. A copy of the auditing firm’s conclusions of its audit shall be furnished to NOVACEA at least ten (10) days prior to disclosure to PIERRE FABRE to allow NOVACEA an opportunity to review the accuracy of the auditing firm’s conclusions. Prompt adjustments shall be made by the Parties to reflect the results of such audit. PIERRE FABRE shall bear the full cost of such audit unless such audit discloses a variance of more than five percent (5%) from the amount of the Net Sales or payments due under this Agreement. In such case, NOVACEA shall bear the full cost of such audit. In the event of underpayment, NOVACEA shall promptly remit to PIERRE FABRE the amount of any underpayment. In the event of overpayment, PIERRE FABRE shall promptly remit to NOVACEA the amount of any such overpayment.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.8.	Language of Reports.

All reports to be provided by NOVACEA hereunder shall be in the English language.

5.9.	Confidentiality of Reports.

PIERRE FABRE agrees that all information subject to review under this Article 5 is confidential and that it shall retain, and shall cause its accountant to retain, such information in confidence in accordance with Article 7 of this Agreement.

5.10.	Withholding Taxes.

All payments to be made by one Party to the other Party under this Agreement shall be for the amounts specified therein less any withholding taxes, if any, required by Legal Requirements, including any applicable international tax treaty, to be deducted in respect of such payments. To the extent a Party withholds taxes as aforesaid, it shall promptly provide the other Party with all necessary information and documents to allow such other Party to apply for a corresponding tax credit or otherwise reflect the amount of taxes withheld.

ARTICLE 6 – PHARMACOVIGILANCE

The Parties acknowledge that, after the expiration of the Royalty Term, as long as NOVACEA uses the Trademark and purchases Finished Product from PIERRE FABRE, they shall exchange pharmacovigilance data with each other pursuant to the Data Exchange Agreement (as defined in the Patent and Know-How License Agreement) which is hereby incorporated by reference or as otherwise provided in the Patent and Know-How License Agreement.

ARTICLE 7 – CONFIDENTIALITY

The Parties agree that Article 14 of the Patent and Know-How License Agreement shall govern the treatment of Information and other information, data and materials received by either Party (or by a person or entity acting on either Party’s behalf) from the other Party (or by a person or entity acting on the other Party’s behalf) pursuant to this Agreement (including, without limitation, the reports to be delivered pursuant to Section 5.3 hereof), as well as all Information developed during the course of the performance of this Agreement that is not publicly available, as though such provision, mutatis mutandis, was set forth in this Agreement.

ARTICLE 8 – ASSIGNMENT OF AGREEMENT

8.1.	General.

Except as otherwise permitted in this Article 8, neither this Agreement nor any rights granted hereunder may be assigned or otherwise transferred by either Party, nor shall they inure to the benefit of any trustee in bankruptcy, receiver or other successor of either Party, whether by operation of law or otherwise, without the written consent of the other Party, such consent not to be unreasonably withheld or delayed.

8.2.	Assignment by Pierre Fabre.

PIERRE FABRE may, without NOVACEA’s consent, assign this Agreement to an Affiliate or to a Third Party in the following circumstances:

(a)	in the event of the transfer or sale by PIERRE FABRE or any corporation directly or indirectly controlling PIERRE FABRE to a Third Party of (i) stock representing more than fifty percent (50%) of PIERRE FABRE or such corporation’s voting control, or (ii) all or substantially all of its assets; or

(b)	in the event of the merger or consolidation of PIERRE FABRE, or of any corporation directly or indirectly controlling PIERRE FABRE, with a Third Party in each case if such merger or consolidation results in the shareholders of PIERRE FABRE (as existing at the Effective Date) or of any such corporation directly or indirectly controlling PIERRE FABRE immediately prior to such merger or consolidation owning less than fifty percent (50%) of the voting control of the entity that survives such merger or consolidation, provided, however that, any such assignee shall agree in writing to assume the rights and obligations of PIERRE FABRE under this Agreement, and PIERRE FABRE shall promptly deliver a copy of such written assumption to NOVACEA.

8.3.	Assignment by Novacea.

NOVACEA may, without PIERRE FABRE’s consent, assign this Agreement in the following circumstances:

(a)	in the event of the transfer or sale by NOVACEA or any corporation directly or indirectly controlling NOVACEA to a Third Party of (i) stock representing more than fifty percent (50%) of NOVACEA’s or such corporation’s voting control, or (ii) all or substantially all of its assets; or

(b)	in the event of the merger or consolidation of NOVACEA, or of any corporation directly or indirectly controlling NOVACEA, with a Third Party in each case if such merger or consolidation results in the shareholders of NOVACEA (as existing at the Effective Date) or of any such corporation directly or indirectly controlling NOVACEA immediately prior to such merger or consolidation, owning less than fifty percent (50%) of the voting control of the entity that survives such merger or consolidation, provided, however that:

(i)	any such assignee shall agree in writing to assume the rights and obligations of NOVACEA under this Agreement, and NOVACEA shall promptly deliver a copy of such written assumption to PIERRE FABRE; and

(ii)

in the event that during the Royalty Term, the Third Party referred to in (a) and (b) above is a company, that either (x) markets a Competing Product in the NOVACEA Territory or (y) is currently developing a Competing Product for commercialization in the NOVACEA Territory, then, in any such circumstances, PIERRE FABRE shall have the right, in its absolute discretion, to notify NOVACEA of the termination of the Agreements, such right to be exercised only during the Royalty Term.

8.4.	Definition.

As used in this Article 8, “control” or “controlling” with regard to either Party shall mean the direct or indirect ownership of at least fifty percent (50%) of the voting stock of such Party, or in the absence of ownership of at least fifty percent (50%) of the voting stock of such Party, the power directly or indirectly to direct or cause the direction of the management and policies of such Party.

8.5.	Consequences of Assignment.

(i)	Any permitted assignee shall assume all obligations of its assignor under this Agreement.

(ii)	No assignment shall relieve either Party of responsibility for the performance of any accrued obligation which such Party then has hereunder.

(iii)	In addition to any other rights and remedies available to the Parties under this Agreement (including under Section 9.2.4), at law or in equity, any assignment made in violation of this Article 8 shall be null and void.

ARTICLE 9 – TERM AND TERMINATION

9.1.	Term – Renewal.

This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to Section 9.2, shall remain in full force and effect on a country by country basis until the end of the Royalty Term. Thereafter, if NOVACEA has elected to continue to use the Trademark pursuant to Section 2.1.2, this Agreement shall continue in full force and effect on a country by country basis until a termination date designated in a written notice given by NOVACEA to PIERRE FABRE at least twelve (12) months prior to such termination date (unless the Agreement is earlier terminated pursuant to Section 9.2). Upon the termination date, this Agreement shall terminate and be of no further force and effect, except as provided in Section 9.3(c).

9.2.	Termination for Cause.

9.2.1. Bankruptcy – Insolvency. In the event that:

(a)	a Party is adjudicated as either bankrupt or insolvent and, if such adjudication be involuntary, it is not vacated within sixty (60) days; or

(b)

any proceeding is commenced by or against a Party seeking relief under any bankruptcy or insolvency law and if such proceeding be involuntary, it remains undismissed for sixty (60) days; or a Party, by action or answer, approves of, consents to or acquiesces in such proceeding or admits the material allegations of or defaults in answering a petition filed in such proceeding; or

(c)	a Party admits in writing its inability to pay its debts as they become due; or

(d)	a Party makes an assignment for the benefit of creditors;

then, in any such case, such Party shall be deemed in default hereunder and the other, non-defaulting Party, shall have the right, upon at least thirty (30) days’ prior notice to such Party, to terminate this Agreement.

9.2.2. Uncured Material Breach.

(a)	If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party. In such notice the non-breaching Party shall identify the actions or conduct that it wishes such Party to take for an acceptable and prompt cure of such breach; provided, that such identified actions shall not be binding upon the other Party with respect to the actions that it may need to take to cure such breach. The allegedly breaching Party shall have sixty (60) days to either cure such breach or, if cure cannot be reasonably effected within such sixty (60) day period, to deliver to the other Party, as soon as practicable during the sixty (60) day cure period, a plan for curing such breach which is reasonably sufficient to effect a cure within ninety (90) days of the date of the initial notice of breach. Following delivery of such plan, the breaching Party shall use Diligent Efforts to carry out the plan and cure the breach within such ninety (90) day period.

(b)	If the Party receiving notice of material breach fails to cure such breach within the sixty (60) day or ninety (90) day period, as applicable, or the Party providing the notice reasonably determines that the proposed corrective plan or the actions being taken to carry it out is not commercially practicable to effect a cure within ninety (90) days of the original notice of material breach, the Party originally delivering the notice may declare a breach hereunder upon an additional thirty (30) days advance written notice. Such notice shall effectively terminate this Agreement upon expiration of such thirty (30) day period, subject to clauses (c) and (d) below.

(c)	If a breach alleged under Clause (a) is limited or restricted to Canada, then the notice provided under Clause (a) shall state such fact and, unless otherwise provided in this Article 9, any termination under this Section 9.2.2 for such breach shall be effective only as to Canada; provided, however, that a breach alleged under Clause (a) with respect to the USA shall be considered a breach with respect to all countries in the NOVACEA Territory for purposes of this Agreement.

(d)

If a Party gives notice of termination under this Clause (a) and the other Party disputes whether such notice was proper, or the Parties disagree as to whether the breaching Party has cured such breach within the applicable cure period (or used Diligent Efforts to cure such breach pursuant to a plan delivered pursuant to

Clause (a)), then the issue of whether this Agreement has been terminated shall be resolved in accordance with Article 13. If as a result of such dispute resolution process it is determined that the notice of termination was proper or that the breaching Party failed to cure such breach within the applicable cure period (or failed to use Diligent Efforts to cure such breach pursuant to a plan delivered under Clause (a)), as the case may be, then such termination shall be deemed to have been effective thirty (30) days following the date of the notice of termination provided pursuant to Clause (a). If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall have remained in effect.

9.2.3. Termination of the Patent and Know-How License Agreement. In the event that the Patent and Know-How License Agreement is terminated in a given country or countries of the NOVACEA Territory prior to the expiration of the Royalty Term for any reason other than by NOVACEA pursuant to Sections 18.2.1 thereof, then the right and license granted to NOVACEA under this Agreement shall also terminate to the same extent (i.e., in the same country or countries of the NOVACEA Territory) as is the termination of the Patent and Know-How License Agreement, and NOVACEA shall no longer have any right to use the Trademark, PIERRE FABRE trade names and logos in such country or countries in the NOVACEA Territory. In such event termination of this Agreement and the Patent and Know-How License Agreement shall be co-terminous.

9.2.4. Assignment by NOVACEA. PIERRE FABRE may terminate this Agreement by giving written notice of such termination to NOVACEA within thirty (30) days of PIERRE FABRE first learning of an assignment by NOVACEA in violation of Article 8 of this Agreement.

9.3.	Consequences of Termination – Surviving Obligations.

Upon termination of this Agreement with respect to any or all countries of the NOVACEA Territory pursuant to Section 9.1 or Section 9.2 (“Termination”), all rights and obligations of the Parties under this Agreement with respect to such country(ies) shall automatically terminate whereupon (i) other than in connection with the disposal of Licensed Product pursuant to Section 18.5 of the Patent and Know-How License Agreement, NOVACEA shall immediately cease to market and sell the Finished Product under the Trademark in such country(ies) of the NOVACEA Territory, and (ii) PIERRE FABRE shall have the exclusive right in its discretion to use the Trademark in such country(ies), provided however that:

(a)	Termination shall not relieve the Parties of any obligation accruing prior to such Termination;

(b)	upon Termination of this Agreement by NOVACEA pursuant to Section 9.2.1 or 9.2.2 hereof or by virtue of NOVACEA’s termination of the Patent and Know-How License Agreement pursuant to Section 18.2.1 thereof, then all rights and licenses of NOVACEA hereunder shall survive, subject to the fulfillment of all of its Trademark Royalty obligations hereunder; and

(c)	the provisions of Sections 2.2.2, 2.3.3, 2.6, 3.3.2, 5.7, 5.9, 5.10, 9.3, 9.4 and 10.4 and Articles 1, 7, 11, 12, 13, 14 and 15 shall survive any Termination of this Agreement.

9.4.	Exercise of Right to Terminate – Damages.

9.4.1. Right to Pursue Damages. Notwithstanding any other provisions of this Agreement (including Article 11) and subject to Section 9.4.3., the exercise of a termination right under this Agreement shall not preclude the terminating Party from claiming any damages as a result of the non-terminating Party’s material breach, claiming compensation or claiming other relief that it may be entitled to under this Agreement, at law or in equity, upon such Termination.

9.4.2. Determination of Damages. In the event PIERRE FABRE elects to terminate this Agreement in any country or countries pursuant to Sections 9.2.2, 9.2.3 (as a result of a material breach of the Patent and Know-How License Agreement by NOVACEA) or 9.2.4, in addition to its right to terminate this Agreement, PIERRE FABRE may seek damages (subject to Section 13.3) caused by the material breach giving rise to such Termination; provided, that recovery of any such damages shall be offset by the fair market value to PIERRE FABRE of the rights and licenses that are assigned, licensed, or reverted to PIERRE FABRE as a result of its exercise of its right of termination with respect to such country(ies). If the Parties dispute whether the fair market value to PIERRE FABRE exceeds PIERRE FABRE’s damages, then any such dispute shall be settled pursuant to Section 13.2. Notwithstanding anything to the contrary set forth in this Section 9.4.2, the limitation set forth in this Section 9.4.2 shall be of no effect whatsoever in the event of fraud by NOVACEA.

9.4.3. Remedies Cumulative. All remedies provided hereunder (including any right to terminate this Agreement under Section 9.2 above, the right to indemnification under Article 11 and any rights under this Section 9.4)) are cumulative and concurrent, and are in addition to, and the Parties are entitled to, all other available remedies at law or in equity; provided, however, that a Party shall not seek to avail itself of such other remedies (except for any equitable remedy) during any cure period under this Agreement.

ARTICLE 10 – REPRESENTATIONS – WARRANTIES AND COVENANTS

10.1.	Representations and Warranties of Pierre Fabre.

PIERRE FABRE represents and warrants that, as of the Effective Date:

10.1.1. PIERRE FABRE is a corporation, duly organized, validly existing and in good standing under the laws of its country of incorporation;

10.1.2. PIERRE FABRE has the right and authority to grant the rights and licenses granted to NOVACEA under this Agreement. This Agreement is legally binding upon it, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it or any of its Affiliates is a party or by which it may be bound, nor violate in any material respect any Legal Requirements;

10.1.3. PIERRE FABRE has not granted any right, license or interest in, to or under the Trademark inconsistent with the right, license and interests granted to NOVACEA in this Agreement, and PIERRE FABRE shall not grant during the term of this Agreement any right, license or interest in, to or under the Trademark that is inconsistent with the right and license granted to NOVACEA hereunder;

10.1.4. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of PIERRE FABRE;

10.1.5. The [*] Trademark has been filed and/or registered by PIERRE FABRE in the NOVACEA Territory as indicated in Schedule 10.1.5 hereto and made a part hereof. The [*] Trademark registrations are in full force and effect and have been maintained to date in those countries of the NOVACEA Territory where it is registered. To the knowledge of PIERRE FABRE, the [*] Trademark does not infringe upon any trademark or other proprietary rights of any other Third Party in the NOVACEA Territory and there is no action, suit or proceeding pending or, to the knowledge of PIERRE FABRE, that has been threatened in writing by any Third Party against PIERRE FABRE which, if adversely determined, would have a material adverse effect upon the ability of NOVACEA to use the [*] Trademark in connection with the marketing or sale of the Licensed Products in the NOVACEA Territory.

10.2.	Representations and Warranties of Novacea.

NOVACEA represents, and warrants that, as of the Effective Date:

10.2.1. NOVACEA is a corporation, duly organized, validly existing and in good standing under the laws of its state of incorporation;

10.2.2. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of NOVACEA. This Agreement is legally binding upon it, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it or any of its Affiliates is a party or by which it may be bound, nor violate any Legal Requirements.

10.3.	Limitations.

Except as expressly set forth in this Agreement, nothing in this Agreement shall be construed as:

(a)	a representation or warranty by any Party hereto that any Licensed Product will be free from infringement of trademark rights of Third Parties;

(b)	an obligation of either Party to bring or prosecute actions or suits against Third Parties for infringement;

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)	conferring upon NOVACEA, by implication, estoppel or otherwise, any license or rights under any trademark of PIERRE FABRE other than the Trademark, except to the extent expressly provided for in Sections 2.2 and 2.3 hereof.

10.4.	Disclaimer.

EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT OR ANY RELATED AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY RELATED AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT AND ANY WARRANTY ARISING OUT OF PRIOR COURSE OF DEALING AND USAGE OF TRADE. WITHOUT LIMITATION OF THE PRECEDING SENTENCE, EACH OF THE PARTIES ACKNOWLEDGES THAT IT HAS NOT RELIED UPON, IN ENTERING INTO THIS AGREEMENT, ANY REPRESENTATION, WARRANTY, PROMISE OR CONDITION NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY RELATED AGREEMENT.

ARTICLE 11 – INDEMNIFICATION

NOVACEA shall indemnify, defend and hold harmless PIERRE FABRE and its Affiliates and sublicensees, and its and their respective shareholders, directors, officers, employees, agents, consultants, representatives and contractors for any liability that results from a personal injury suffered by any person as a result of, or who used, Licensed Product manufactured by or for NOVACEA (and not supplied by PIERRE FABRE) during or after the Royalty Term. The procedures set forth in Section 19.3 of the Patent and Know-How License Agreement are hereby incorporated by reference, provided that for the duration of the Royalty Term, NOVACEA’s rights under this Article 11 and its rights under Article 19 of the Patent and Know-How Agreement shall not be cumulative.

ARTICLE 12 – NOTICES

Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in person, delivered by a reputable international overnight courier, mailed by registered airmail (return receipt requested), postage prepaid, or transmitted by facsimile (and confirmed by such registered mail), to the addresses given below or such other addresses as may be designated in writing by the Parties from time to time during the term of this Agreement. Any notice sent by registered airmail as aforesaid shall be deemed to have been given on the seventh (7th) day after the date of dispatch, it being understood that “date of dispatch” shall mean the date the registered airmail letter is stamped by the post office of the country of residence of the Party giving such notice. Any notice sent by reputable international overnight courier shall be deemed to have been given on the second (2nd) business day after the date the notice is received by the courier in the country of residence of the Party giving such notice. Notices shall be sent:

(a)	if to NOVACEA, to:

NOVACEA, INC.

601 Gateway Boulevard

Suite 800

SOUTH SAN FRANCISCO, CA 94080, USA

Attention: Chief Executive Officer

Facsimile: 1-650-228-1088

(b)	if to PIERRE FABRE, to:

PIERRE FABRE MEDICAMENT

La Chartreuse I

81106 CASTRES CEDEX FRANCE

Attention: Chief Operating Officer

Facsimile No.: 33 5 63 71 45 34

All notices shall be deemed given when received by the addressee.

ARTICLE 13 – APPLICABLE LAW – ARBITRATION

13.1.	Applicable Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE, OTHER THAN SECTIONS 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

13.2.	Dispute Resolution.

The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement that relate to either Party’s rights and/or obligations hereunder. It is the desire of the Parties to establish procedures to facilitate the resolution of disputes directly or indirectly arising under, relating to or in connection with this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, the Parties agree to have any dispute directly or indirectly arising under, relating to or in connection with this Agreement (including any dispute resulting from the termination of this Agreement pursuant to Article 9 or relating to the assessment of damages pursuant to Section 9.4) referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Such designated officers are as follows:

For NOVACEA: Chief Executive Officer

For PIERRE FABRE: President or Chief Operating Officer, as designated by PIERRE FABRE for a given matter.

In the event the designated officers are not able to resolve such dispute within such 30-day period after receipt of written notice, then any such dispute shall, at the election of either Trademark Party, be decided in accordance with the provisions of Section 13.3 below (it being understood that matters of business judgment that do not constitute a breach of a Party’s obligations under this Agreement and disputes regarding the validity, scope or enforceability of intellectual property rights shall not be mediated or arbitrated).

13.3.	Arbitration; Jurisdiction.

Except as otherwise provided in Section 5.6 and 13.2, any dispute not resolved pursuant to Section 13.2 shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules. Subject to Section 9.4.2, the injured Party shall be entitled to all damages suffered of whatever sort, except that no award of lost profits, or other consequential, special or punitive damages shall be granted by the arbitration panel. The decision of the arbitrator(s) shall be binding on the Parties unless secured by fraud, and enforceable by a court of competent jurisdiction as described below in this Section 13.3.

Notwithstanding anything to the contrary in this Section 13.3, each Party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

Arbitration will take place in PARIS (FRANCE) if requested by NOVACEA and in SAN FRANCISCO, CALIFORNIA (USA), if requested by PIERRE FABRE. Arbitration will be conducted in the English language.

Each Party, for the purpose of enforcing an award under this Section 13.3, adjudicating the matters described in this Section 13.3 with respect to intellectual property rights or seeking equitable relief pursuant to Section 13.4, irrevocably submits to the exclusive jurisdiction of federal courts located in SAN FRANCISCO, CALIFORNIA , USA (if PIERRE FABRE is seeking same), or the Tribunal de Grande Instance, located in PARIS (FRANCE) (if NOVACEA is seeking same).

13.4.	Injunctive Relief.

Notwithstanding anything to the contrary in this Article 13 or elsewhere in this Agreement, at any time before a dispute is submitted for resolution under Section 13.2, the Parties shall be free to apply to any court of competent jurisdiction for interim or conservatory measures (including temporary conservatory injunctions). The Parties acknowledge and agree that any such action by a Party shall not be deemed a breach of such Party’s obligation to settle disputes under this Agreement in accordance with Section 13.2.

ARTICLE 14 – MISCELLANEOUS

14.1.	Entire Agreement; Modification; Counterparts.

This Agreement is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. The schedules attached to this Agreement are an integral part of this Agreement. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No rights or licenses with respect to any intellectual property of either Party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. This Agreement may only be modified or supplemented by a written instrument expressly stated for such purpose and signed by the Parties to this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original document and all of which, together with this writing, shall be deemed one instrument.

14.2.	Relationship Between the Parties.

The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not, and is not intended to, create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

14.3.	Non-Waiver.

The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

14.4.	No Third Party Beneficiaries.

This Agreement is neither expressly nor impliedly made for the benefit of any individual or entity other than PIERRE FABRE and NOVACEA.

14.5.	Successors and Assigns.

This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto, their successors and permitted assigns.

14.6.	Severability.

If, for any reason, any part of this Agreement is arbitrated or adjudicated as being invalid, unenforceable or illegal by an arbitrator or court of competent jurisdiction, as the case may be, the Parties shall negotiate in good faith with a view to the substitution thereof of a suitable and equitable solution in order to carry out, so far as may be valid and unenforceable, the intent and purpose of such invalid provision; provided, however, that any such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement, which shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

14.7.	Force Majeure.

14.7.1. Events of Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement when such failure or delay is caused by or results from acts of God, fire, flood, explosion, earthquake, or other natural forces, war, or any cause beyond the reasonable control of the affected Party. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance or the direct results from such event(s).

14.7.2. Notice of Force Majeure. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition set forth in Section 14.7.1 above, the nature thereof, and the extent to which the affected Party reasonably believes it will be unable fully to perform its obligation hereunder. Each Party further agrees to use Diligent Efforts to correct the condition as quickly as possible, and to give the other prompt written notice when it is again fully able to perform such obligations.

14.7.3. Termination. Notwithstanding the foregoing provisions, should any event of Force Majeure suffered by a Party extend beyond a one hundred eighty (180) day period, the Party suffering from the non-performance by the other Party may then terminate this Agreement by written notice to the non-performing Party, with the consequences of such termination as set forth in Section 9.3 for the Licensed Product in those countries in the NOVACEA Territory affected by such event of Force Majeure, provided that if such event of Force Majeure affects the USA then this Agreement may be terminated for the whole NOVACEA Territory.

14.8.	Interpretations.

14.8.1. Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

14.8.2. Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

14.8.3. Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

14.8.4. Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

14.8.5. Miscellaneous. The word “including” means in all instances “including, but not limited to.” The words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and other words of similar import refer to this Agreement as a whole, including all schedules and exhibits. Each

Party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each Party hereby waives the application of any legal rule of construction to the effect that any provision of this Agreement shall be interpreted or construed against the Party whose counsel drafted that provision.

14.9.	Expenses.

Each of PIERRE FABRE and NOVACEA shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the Related Agreements and, except as set forth in this Agreement or any Related Agreement, the performance of the obligations contemplated hereby and thereby.

ARTICLE 15 – ELECTION OF DOMICILE

The Parties declare that they have elected domicile at their offices, as indicated at the head of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers hereto duly authorized as of the date first written above.

PIERRE FABRE MEDICAMENT S.A.			NOVACEA, INC.

By:	/s/ Jean Pierre Couzinier		By:	/s/ Brad Goodwin
	Name:	Jean-Pierre COUZINIER		Name:	Brad GOODWIN
	Title:	Chief Operating Officer		Title:	Chief Executive Officer

Schedule 1

CERTAIN DEFINITIONS

1. “Affiliate” shall mean any entity that, directly or indirectly, through one or more intermediates, is controlled by, controls, or is under common control with a Party hereto, as of or after the Effective Date. For purposes of this definition only, the term “control”, “controlled” or “controlling” shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether by ownership of voting stock or partnership interest, by contact or otherwise, including direct or indirect ownership of more than fifty percent (50%) of the voting interest in the entity in question.

2. “Agreement” shall mean any of the Patent and Know-How License Agreement, Trademark License Agreement or Supply Agreement in which the reference to such term is made.

3. “Approval” shall mean: (a) in the USA, receipt from the FDA of NDA approval to market a Licensed Product or Improvement for a given indication; (b) in Canada, such approval from the applicable Regulatory Authority for such Licensed Product or Improvement to be sold in such country, including receipt of pricing/reimbursement approval, where applicable, to market a Licensed Product or Improvement in such country or countries for a given indication; and (c) all modifications, extensions and renewals of any Approval in (a) or (b). For clarity, Compendia Listings are not Approvals.

4. “Approved Indication” shall mean a tumor type indication (in the Cancer Field) or other indication (outside of the Cancer Field) for which a Licensed Product or Improvement has Approval in a given country of the Novacea Territory.

5. “CAH Agreement” shall mean the License and Supply Agreement between Pierre Fabre Medicament S.A. and Cardinal Health 409 Inc., (“CAH”) dated as of June 6, 2002.

6. “Cancer Field” shall mean the prevention, treatment, diagnosis or control of all human cancer diseases.

7. “Clinical Product” shall mean softgel capsules containing 20 mg or 30 mg of Compound (expressed as base), as described in the Clinical Product Specifications.

8. “Clinical Product Specifications” shall mean the specifications of the Clinical Product attached to the Supply Agreement as Schedule 2.3.1(b) thereto, as such Clinical Product Specifications may be amended from time to time.

9. “Clinical Trial” shall mean any Phase 1, Phase 2, Phase 3 or Phase 4 Clinical Trial of the Licensed Product or an Improvement, as the context shall indicate.

10. “Combination Product” shall mean any pharmaceutical composition in which Licensed Product is (i) formulated in conjunction with one or more different active pharmaceutical ingredients and/or (ii) co-packaged for administration in combination with one or more different active pharmaceutical ingredients and which pharmaceutical composition package is the subject of one single NDA. A Combination Product is an Improvement.

11. “Commercial Half Year” shall mean the six (6) month periods within a Commercial Year ending on June 30 and December 31.

12. “Commercial Year” shall mean on a country-by-country basis, each calendar year commencing on January 1 and ending on December 31; provided that, the first Commercial Year in each country of the Novacea Territory shall commence on the Date of Launch of the Licensed Product in such country and end on December 31, of the following full calendar year.

13. “Compendia Indication” shall mean a tumor type (in the Cancer Field) or other indication (outside of the Cancer Field) for which a Licensed Product or Improvement receives a Compendia Listing but for which it has not received Approval in the United States for such indication.

14. “Compendia Listing” shall mean a listing for a tumor type indication in the USA for a Licensed Product or Improvement that is supported by a citation in at least one of the following authoritative drug reference books: (i) the American Society of Health System Pharmacists’ American Hospital Formulary Service (AHFS), or (ii) the U.S. Pharmacopeia Drug Information.

15. “Competition” shall mean the launch of a Competing Product by a Third Party in a country of Novacea Territory.

16. “Competing Product” shall mean on a country-by-country basis, a product in oral form that is not a Licensed Product or an Improvement and that contains the Compound, as a therapeutically active ingredient including, but not limited to, a Generic Product. The IV Form is not a Competing Product.

17. “Compound” shall mean VINORELBINE (INN), a vinca alkaloid derivative.

18. “Confidential Information” shall mean all Information received by one Party from the other Party pursuant to any Agreement as well as all Information developed during the course of the performance of any Agreement, except Information which is:

(a)	in the public domain at the time of disclosure or thereafter becomes part of the public domain through no fault of the receiving Party or its Affiliates;

(b)	in the possession of the receiving Party or any of its Affiliates at the time of disclosure by the disclosing Party to the receiving Party and was not previously acquired by the receiving Party pursuant to a confidentiality restriction;

(c)	received by the receiving Party or any of its Affiliates without restriction as to confidentiality from a Third Party who the receiving Party reasonably believes has the right to disclose the same; or

(d)	independently developed by employees, agents or contractors of a Party or any of its Affiliates without use of any Information of the other Party disclosed under any Agreement.

Confidential Information that is first disclosed in writing shall be marked “confidential”. Information that is first disclosed orally or in any other form shall be reduced to writing marked “confidential” within fifteen (15) days after the date or initial disclosure.

19. “Date of Launch” shall mean the date of first commercial sale of a Licensed Product or Improvement by Novacea on an indication-by-indication (Approved Indication and Compendia Indication) basis in each country of the Novacea Territory.

20. “Development Plan” shall mean the Development Plan for the Licensed Product (i) in the USA, attached as Schedule 5.1.1 to the Patent and Know-How License Agreement and (ii) in Canada, to be attached to the Patent and Know-How License Agreement, as provided in Section 5.1.2 thereof, in each case as such Development Plan may be amended from time to time in accordance with the Patent Know-How License Agreement.

21. “Diligent Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, such commercially reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use for a product owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, and other relevant factors then prevailing, consistent with industry standards. Diligent Efforts shall be determined on a market-by-market basis.

22. “Disclosure Agreement” shall mean the Mutual Non-Disclosure Agreement dated September 22, 2004, between the Parties, as amended on November 10, 2004.

23. “DMF” shall mean a Drug Master File filed with the FDA or HC.

24. “Dollar” or “$” shall mean the currency of the USA.

25. “Effective Date” shall mean July 19, 2005.

26. “Euro” or “€” shall mean the currency of the European Union (“EU”).

27. “FDA” shall mean the United States Food and Drug Administration, or any successor thereto.

28. “Field” shall mean the prevention, treatment, diagnosis or control of all human diseases.

29. “Finished Product” shall mean softgel capsules containing 20 mg or 30 mg of Compound (expressed as base), or such other dosage amount as the Parties shall agree to develop pursuant to the Patent & Know-How License Agreement between the Parties, in primary and secondary packaging, as described in the Specifications.

30. “Finished Product Specifications” shall mean the specifications of the Finished Product attached to the Supply Agreement as Schedule 2.3.1(c) thereto, as such Finished Product Specifications may be amended from time to time.

31. “Generic Product” shall mean a generic version of the Licensed Product as defined by the FDA.

32. “Global Product Strategy” shall mean that certain global development and commercialization strategy for the Licensed Product, as set forth in Schedule 7.3 to the Patent and Know-How Licensing Agreement between the Parties.

33. “Good Manufacturing Practice” or “cGMP” shall mean the then current good manufacturing practices for pharmaceuticals as described in the laws of a given country in which a Compound or Finished Product is manufactured (in whole or in part) and in which it will be sold; and all other Legal Requirements, including all applicable federal, state, foreign and local environmental, health and safety laws and regulations in effect at the time and place of manufacture or sale of the Compound or Finished Product.

34. “HC” shall mean any division of Health Canada.

35. “Improvement” shall mean (a) all new developments originating from a Party directly relating to the Licensed Product such as (i) new indications (whether Approved or Compendia), (ii) dosages [*], provided that such dosages are not otherwise marketed by Pierre Fabre, its Affiliates or sublicensees outside of the Novacea Territory at the time such Improvement is originated, (iii) presentations (for example a pill box) and/or (iv) schedule of administration, and (b) Combination Products, in each case including all information and data and technology relating thereto, whether patented, patentable or not. For clarification, another pharmaceutical product in oral form containing Compound, which is not a softgel capsule, such as a tablet or a different capsule type, shall not be deemed an Improvement.

36. “IND” shall mean an investigational new drug application for a Licensed Product in the Field filed with the FDA, and any equivalent thereof in Canada where the context so indicates.

37. “Information” means any and all information and data that has been or is provided by one Party to the other Party in connection with the Disclosure Agreement or this Agreement, whether or not such information or data is required to be so provided. Such information and data includes, without limitation, all Pierre Fabre Know-How, Novacea Know-How and all other scientific, pharmaceutical, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information and data, whether communicated in writing or orally or by any other method.

38. “INSEE Index” shall mean «Indice des prix à la consommation (base 100=1998)—Ensemble des ménages, France entière», as published monthly in «Bulletin Mensuel de Statistique – tableau 23 NE», by the French Institut National de la Statistique et des Etudes Economiques («INSEE»), or any successor index thereto.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

39. “IV Form” shall mean the pharmaceutical product in vials containing 10 mg or 50 mg of Compound (expressed as base) referenced in (i) new drug application No. 20-388 approved by the FDA and (ii) new drug application N° DIN 02 09 1283 approved by the HC.

40. “Joint Commercialization Committee” or “JCC” shall have the meaning set forth in Section 7.2 of the Patent and Know-How License Agreement.

41. “Joint Development Committee” or “JDC” shall have the meaning set forth in Section 5.2 of the Patent and Know-How License Agreement.

42. “Legal Requirements” shall mean any and all applicable local, municipal, provincial, federal and international laws, statutes, ordinances, rules, regulations or operating procedures now or hereafter enacted or promulgated by any governmental body.

43. “Licensed Product” shall mean a pharmaceutical product containing Compound as its therapeutically active ingredient, formulated in a softgel capsule as per the Specifications, in 20 mg (of Compound expressed as base) and 30 mg (of Compound expressed as base) dosage forms (and any other dosages that may be marketed by Pierre Fabre, its Affiliates or sublicensees outside of the Novacea Territory from time to time), suitable for oral use by humans and, with respect to each reference in any Agreement to such defined term that relates only to the Novacea Territory, either (i) is used, offered for sale or sold in the Novacea Territory through the use of all or part of Pierre Fabre Know-How or (ii) cannot be manufactured, used, offered for sale or sold in the Novacea Territory without infringing one or more Valid Claims.

44. “Minimum Sales” shall have the meaning set forth in Section 9.2.1 of the Patent and Know-How License Agreement.

45. “NDA” shall mean a new drug application filed with or granted by the FDA or the Regulatory Authorities of Canada with respect to a Licensed Product or Improvement.

46. “Net Sales” shall mean the amount expressed in Dollars, billed in each country within Novacea Territory by Novacea, an Affiliate or any Novacea permitted sublicensee in such country for sales of Licensed Product and/or Improvements (collectively “Products” for purposes of this definition) to a Third Party, less the following to the extent not paid or reimbursed by the Third Party:

(a)	discounts (including cash discounts and quantity discounts), retroactive price reductions, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers;

(b)	credits or allowances accrued for claims, damaged goods, rejections or returns of such Products, including Products returned in connection with recalls or withdrawals, as such items are periodically adjusted in accordance with GAAP;

(c)	shipping and insurance charges to the extent (i) relating solely to the delivery of Products to a Third Party, and (ii) included on the invoice and charged separately to the Third Party; and

(d)	taxes or duties levied on, absorbed or otherwise imposed directly on the sale or use of such Products, including value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds. For clarity, income taxes or taxes imposed on expenses or proceeds from sales that are linked to the general activity of Novacea and not to the Products per se are not part of this Clause (d).

If and only if a Combination Product is sold in the Novacea Territory by Novacea, an Affiliate or any Novacea permitted sublicensee, at an invoice price (such invoice price, the “Combination Product Price”) that is greater than the invoice price [*], of the Licensed Product sold separately (such invoice price, the “Licensed Product Price”), then the amount of Net Sales for such Combination Product to be considered for the purpose of determining (i) Milestone Payments (ii) Patent and Know-How Royalty and (iii) Trademark Royalty will be determined by multiplying actual Net Sales of such Combination Product by the [*] where A is the Licensed Product Price and B is the invoice price of the other active ingredient or ingredients in the Combination Product, to the extent such other active ingredient or ingredients are sold separately (such [*], being hereinafter referred to as the “Fraction”). However, if, on a country-by-country basis, the other active ingredient or ingredients in the Combination Product are not sold separately in said country, then the amount of Net Sales, to be considered for the aforesaid purposes, shall be determined by the ICC in good faith and in a manner consistent with the intent of the applicable Agreement; provided that, notwithstanding anything to the contrary set forth above in this paragraph, if the Fraction equals less than the amount of the [*] where C is the invoice price per square meter and treatment cycle of the Licensed Product and D is the invoice price per square meter per treatment cycle of the Combination Product, then the Fraction shall be deemed to be [*],

Net Sales, including the components referenced in Clauses (a)-(d) above, shall be determined by Novacea on an accrual basis in a manner consistent with US GAAP. For clarity, sales to a wholesaler, group purchasing organization, Pharmacy Benefit Manager (PBM), or retail chain customer shall be considered sales to a Third Patty.

47. “NOVACEA Know-How” shall mean non-public and/or proprietary information and data hereafter owned or controlled by Novacea and which is necessary or useful in the development, use, or sale of the Compound, Licensed Product or Improvement.

48. “NOVACEA Territory” shall mean the United States of America (in the fifty states of the USA and the District of Columbia, Puerto Rico and other U.S. territories and possessions) and Canada.

49. “Packaging Specifications” shall mean the specifications of the primary and secondary packaging components for the Placebo, the Clinical Product and the Finished Product included in Schedules 2.3.1 (a), 2.3.1 (b) and 2.3.1 (c) attached to the Supply Agreement, as such Packaging Specifications may be amended from time to time.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

50. “Patent” shall mean (a) unexpired letters patent (including inventor’s certificates), including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (b) pending applications for letters patent, including without limitation any continuation, divisional or continuation-in-part thereof and any provisional applications.

51. “PIERRE FABRE Know-How” shall mean non-public and/or proprietary information and data (including, without limitation, pre-clinical and clinical data) now or hereafter owned or controlled by Pierre Fabre and which is necessary or useful in the development, use, or sale, but not manufacture, of the Compound, Licensed Product or Improvement.

52. “PIERRE FABRE Patents” shall mean (a) the Softgel Patents and (b) all Patents now or hereafter owned or controlled by Pierre Fabre to the extent necessary or useful for the development, use, offer for sale or sale (but not manufacture) of the Compound, Licensed Product and/or Improvements in the Field, including Pierre Fabre’s interest, if any, in any Joint Patent, as defined in Section 15.3 of the Patent and Know-How License Agreement.

53. “PIERRE FABRE Territory” shall mean the entire world outside of the Novacea Territory.

54. “Placebo” shall mean softgel capsules of 20 mg or 30 mg, as described in the Placebo Specifications.

55. “Placebo Specifications” shall mean the specifications of the Placebo attached to the Supply Agreement as Schedule 2.3.1(a) thereto.

56. “Quality Agreements” shall have the meaning set forth in Section 2.5.1 of the Supply Agreement.

57. “Quarter” shall mean a calendar quarter ending on March 31, June 30, September 30 or December 31.

58. “Regulatory Authority” shall mean any national or multistate/multinational governmental body, authority or instrumentality having jurisdiction over health/regulatory matters pertaining to a Licensed Product or Improvement.

59. “Related Agreements” shall mean the two Agreements of the Patent and Know-How License Agreement, Trademark License Agreement and Supply Agreement that are not the Agreement in which the reference to such term is used.

60. “Royalty Term” shall mean, on a country-by-country basis, the period of time from the Date of Launch (or, if earlier, from the first sale of a Licensed Product or Improvement on a name patient basis) of a Licensed Product or an Improvement in a given country in the Novacea Territory until the date which is the later of: (i) the expiration of the last to expire of any Valid Claim in such country (as extended by any extensions of any nature to any Pierre Fabre Patent covering the Licensed Product or any Improvement that have been obtained under applicable Legal Requirements in the respective countries of the Novacea Territory, such as the Drug Price Competition and Patent Term Restoration Act of 1984 in the USA and similar patent or exclusivity extension laws in the USA and other countries) or (ii) the end of the tenth (10th) Commercial Year following the Date of Launch of such Licensed Product or Improvement in such country.

61. “Softgel Patents” shall mean the Patents owned by Cardinal Health 409 Inc., as listed in Schedule 16.1.7 attached to the Patent and Know-How License Agreement.

62. “Specifications” shall mean (a) the analytical specifications for the manufacture and release of Placebo, Clinical Product, Licensed Product or Improvement, and (b) the specifications for the labeling and packaging of Placebo, Clinical Product, Licensed Product or Improvement, as set forth in an applicable regulatory filing (e.g., IND, DMF or NDA or foreign equivalent) or Approval, and as otherwise mutually agreed to by the Parties from time to time. “Specifications” as used in the Supply Agreement shall mean collectively the Placebo Specifications, the Clinical Product Specifications, the Finished Product Specifications and the Packaging Specifications.

63. “Third Party” shall mean persons or entities other than Pierre Fabre, Novacea, and their respective Affiliates.

64. “Trademark” shall mean a trademark owned by Pierre Fabre and selected by the Parties for use in connection with a Licensed Product or Improvement in the Novacea Territory pursuant to the Trademark License Agreement.

65. “Valid Claim” shall mean (a) an unexpired claim of an issued patent from time to time within the Pierre Fabre Patents that has not been held unpatentable, unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unreversed and unappealed (or unappealable) decision, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (b) a claim in a pending patent application within the Pierre Fabre Patents that at any time (i) has been pending for less than five (5) years and (ii) is being diligently prosecuted.

Schedule 5.3

FORMAT FOR ROYALTY REPORT

NOVACEA

LICENSED PRODUCT

U.S.-Canada Summary

Month	Sales in Canadian $	Exch. Rate	Gross Sales	Sales Units	Components re_ in clauses 1 to __	Net Sales	Trademark Royalty Accrual	Patent & ______ Royalty Accrual	Total Royalty Accrual	5% Withholding Tax	Net Royalty	Total by Country

Total January
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)

Total February
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)

Total March
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)

First quarter

Total April
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)

Total June
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)

Second quarter

First Semester

Total July
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)

Total August
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)

Total September
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)

Third quarter

Total October
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)

Total November
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)

Total December
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)

Fourth quarter

Second Semester

Schedule 10.1.5

TRADEMARK AND LOGO – FILINGS AND/OR REGISTRATIONS

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.